Exhibit (8)(E)


                         SUB-TRANSFER AGENCY AGREEMENT

         This AGREEMENT is made as of this 21st day of August, 1995, by and among State Street Bank and Trust Company, a Massachusetts trust company ("State Street"), AMERICA'S UTILITY FUND SERVICE COMPANY, a Virginia corporation (the "Sub-Agent"), and AMERICA'S UTILITY FUND, INC., a Maryland corporation (the "Fund");

         WHEREAS, State Street and the Fund have entered into a Transfer Agency and Service Agreement dated as of August 21, 1995 (the "Fund Agreement"), pursuant to which State Street has agreed to provide certain transfer agent, dividend disbursing agent and other services to the Fund; and

         WHEREAS, State Street and the Fund desire that State Street appoint the Sub-Agent to perform certain transfer agent, dividend disbursing agent and other services to the Fund and its current shareholders and additional investors who purchase shares of the Fund through facilities made available to Virginia Power and North Carolina Power customers (such shareholders and additional investors who purchase such shares through such facilities are referred to herein as "Shareholders" and shares held by such Shareholders are referred to herein as "Shares");

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sub-Agent Services. The Sub-Agent agrees to provide such services as State Street or the Fund may reasonably request to assist State Street in performing its obligations under the Fund Agreement, which may include the following:

         1.1. Purchase of Shares. Upon receipt by the Sub-Agent of any order for the purchase of Shares from or on behalf of a Shareholder, the Sub-Agent shall stamp such order with the date of receipt, promptly deposit all funds received to the account of the Fund maintained with the entity then acting as custodian for the portfolio securities and cash of the Fund (the "Custodian"), compute (to the nearest three decimal places) the number of Shares to be purchased according to the public offering price in effect for purchases made on the date of such receipt as set forth in the Fund's current prospectus and/or statement of additional information, notify the Fund and State Street daily of the deposit of such funds to the Fund's account with the Custodian and the number of Shares subscribed for, and prepare and mail quarterly statements reflecting such purchases to the addresses specified by the persons making them. All such actions are subject to any instructions which State Street, the Fund, or Project America, Inc. (the "Distributor") may give to the Sub-Agent with respect to acceptance of orders for Shares so received by it.





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         All Shares purchased shall be credited to a book share account maintained for the purchasing Shareholder by the Sub-Agent. No share certificates for Shares shall be issued by the Fund.

         1.2. Unpaid Checks. In the event that any check or other order for payment of money with respect to any purchase of Shares is returned unpaid for any reason, the Sub-Agent shall promptly notify State Street and the purchasing Shareholder of such nonpayment, and take such other steps as State Street may instruct.

         1.3. Redemption of Shares. Upon receipt of any request for the redemption of Shares from or on behalf of a Shareholder, the Sub-Agent shall stamp such request with the date of receipt, determine whether such request complies with all requirements for redemption set forth in the Fund's current prospectus and/or statement of additional information, and if so, compute the redemption price in the manner set forth therein. If such request does not comply with such requirements for redemption, the Sub-Agent shall notify the redeeming Shareholder of the respects in which compliance is lacking and effect redemption at such time as all requirements for redemption are met.

         The Sub-Agent shall notify State Street and the Fund daily of the amount of funds required for payment upon redemption of Shares and the number of Shares redeemed. Upon the receipt of such funds from State Street or the Custodian, the Sub-Agent shall pay over or cause to be paid over the redemption proceeds to redeeming Shareholders as instructed by them in the manner described in the Fund's current prospectus and/or statement of additional information, and prepare and mail notices of such redemptions.

         1.4. Transfer of Shares. Upon receipt by the Sub-Agent of documentation in proper form to effect a transfer of Shares, pursuant to instructions contained in such documentation, the Sub-Agent shall register such transfer on the Fund's shareholder records maintained by the Sub-Agent.

         1.5. Administration of Plans. The Sub-Agent shall administer such plans for the periodic purchase of Shares as are described in the prospectus and/or statement of additional information of the Fund corresponding to the date of this Agreement in accordance with the terms of such plans, or as the Sub-Agent and the Fund may mutually agree from time to time.

         1.6. Dividends and Distributions. Upon the declaration of any cash dividend or distribution upon the Shares, State Street shall notify the Sub-Agent of the date of payment of such dividend or distribution, the record date as of which Shareholders entitled to payment thereof shall be determined, and the amount payable per Share to Shareholders of record as of such record date. The Sub-Agent shall notify the Fund and the Custodian of the amount of cash required to pay the dividend or distribution so that the Fund may instruct its Custodian to make sufficient funds available to the Sub-Agent for such purpose on or before the payment date.

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         Upon receipt of such funds from the Custodian, the Sub-Agent shall prepare and mail to Shareholders, at their addresses as they appear on the records maintained by the Sub-Agent or pursuant to any written order of a shareholder on file with the Sub-Agent, checks representing any dividends and distributions to which they are entitled. If a Shareholder is entitled to receive additional Shares by reason of his decision to reinvest all or a portion of a dividend or distribution, appropriate credits shall be made to his book share account. The Sub-Agent shall notify such Shareholders of such dividends and distributions by quarterly statements.

         1.7. Tax Returns and Reports. The Sub-Agent shall prepare, file with the Internal Revenue Service and with appropriate state or local agencies, and mail to Shareholders such returns for reporting dividends, distributions and redemptions as are required to be so prepared, filed and/or mailed, and withhold from the accounts of shareholders such sums as are required to be withheld, under applicable federal, state and local tax laws, rules and regulations in effect from time to time.

         1.8. Other Reports and Information. The Sub-Agent shall furnish to State Street and the Fund such information, including shareholder lists, sales information on a state by state basis and other statistical information, in such form and at such intervals, which may be daily, as may be reasonably requested by the Fund and supported by the Sub-Agent's system.

         1.9. Record Keeping. The Sub-Agent shall keep records relating to the services to be performed hereunder, in such form and manner as it may deem advisable or State Street may reasonably require. The Sub-Agent agrees that all such records prepared or maintained by the Sub-Agent relating to the services to be performed by the Sub-Agent hereunder are the property of the Fund and will be preserved, for the periods prescribed under Rule 31a-2 of said rules as specifically noted below, maintained at the expense of the Fund, and made available to State Street and the Fund upon the request of either of them. The Sub-Agent shall forthwith upon State Street's or the Fund's demand surrender promptly to State Street or the Fund and cease to retain in its files, records and documents created and maintained by the SubAgent pursuant to this Agreement. If not so turned over to State Street or the Fund, such records and documents will be retained by the Sub-Agent for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six-year period, such records and documents will either be turned over to State Street or the Fund or destroyed in accordance with the Fund's authorization.

         In the case of any requests or demands for the inspection of the shareholder records of the Fund, the Sub-Agent shall endeavor to notify State Street and the Fund and to secure instructions from an officer of the Fund as to such inspection. The Sub-Agent reserves the right, however, to exhibit shareholder records to any person whenever it is advised in writing by its counsel, with a copy to the Fund, that it may be held liable for the failure to do so.

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         The Sub-Agent undertakes to maintain and preserve, as instructed by the
Fund, on behalf of the Distributor, the books and records required to be maintained and preserved by the Distributor in respect of the Shares pursuant to Securities and Exchange Commission Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended. With respect to any books and records maintained or preserved on behalf of the Distributor the Sub-Agent hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the Securities and Exchange Commission, and to promptly furnish to said Commission or its designee true, correct, complete and current hard copy of any or all or any part of such books and records.

2. Compensation. For the services to be performed by the Sub-Agent pursuant to this Agreement, State Street agrees to pay the Sub-Agent a fee at the annual rate of .10% of the average daily net assets attributable to Shares held by the Shareholders. Such fee shall be payable in arrears on the 15th day of each month and shall be payable out of fees received by State Street from the Fund, or as otherwise agreed by the parties.

3.  Indemnification.

         3.1. The Sub-Agent shall indemnify and hold State Street and the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liabilities arising out of or attributable to the Sub-Agent's bad faith, negligence or willful misconduct in the performance of its duties hereunder. For purposes of this Section 3.1, any acts or omissions by any agent or subcontractor of the Sub-Agent shall be considered those of the Sub-Agent.

         3.2. The Sub-Agent shall not be responsible for, and the Fund shall indemnify and hold the Sub-Agent harmless from and against, any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liability arising out of or attributable to:

                  i. all actions of the Sub-Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

                  ii. the Fund's refusal or failure to comply with the terms of this Agreement, or the Fund's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

                  iii. the reliance on or use by the Sub-Agent or its agents or subcontractors of information, records or documents which are received by the Sub-Agent or its agents or subcontractors and furnished to it by or on behalf of the Fund, and which have been prepared and/or maintained by the Fund or any other person or firm (other than the Sub-Agent or its agents or subcontractors) on behalf of the Fund;

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                  iv.      the reliance on, or the carrying out by the Sub-Agent
                           or its agents or subcontractors of, any instructions or requests of the Fund; or

                  v. the offer or sale of Shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         3.3. At any time the Sub-Agent may apply to any officer of the Fund for instructions, and may request, through an officer of the Fund, the opinion of the Fund's legal counsel, with respect to any matter arising in connection with the services to be performed by the Sub-Agent under this agreement, and the Sub-Agent and its agents and subcontractors shall not be liable and shall be indemnified as provided in Section 3.2 for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Sub-Agent, its agents and subcontractors shall be protected and indemnified in acting in a reasonable manner upon any papers or documents furnished by or on behalf of the Fund, any shareholder of the Fund or any representative of a shareholder, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, records or documents provided the Sub-Agent or its agents or subcontractors by telephone, in person, or by machine readable input, telex, CRT data entry or similar means authorized by the Fund, and the Sub-Agent, its agents and subcontractors shall not be held to have notice absent actual notice of any change of authority of any person until receipt of written notice thereof from the Fund. The Sub-Agent, its agents and subcontractors shall also be protected under Section 3.2 in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

         3.4. In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Sub-Agent shall use reasonable efforts to minimize the likelihood of all damage, loss of data, delays and errors resulting from uncontrollable events, and should such damage, loss of data, delays or errors occur, the Sub-Agent shall use its best efforts to mitigate the effects of such occurrence.

         3.5. No party to this Agreement shall be liable to the other parties for consequential, special or incidental damages under any provision of this Agreement or for any act or failure to act hereunder.

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         3.6. In order that the indemnification provisions contained in this
Section 3 shall apply, upon the assertion of a claim for which a party may be required to indemnify the other, the party seeking indemnification shall promptly notify the indemnifying party of such assertion and shall keep such party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim and, at its option, to assume the defense thereof (in which case, if the indemnifying party has acknowledged in writing its obligation to indemnify, the indemnifying party shall have no further obligation to indemnify the party seeking indemnification for any expenses thereafter incurred by such party in connection with the defense). The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it, except with the indemnified party's prior written consent.

4.  Term and Termination.

         4.1. This Agreement shall terminate immediately upon the termination of the Fund Agreement.

         4.2. This Agreement may be terminated by either party hereof upon 60 days prior written notice.

5. Assignment. Except as hereinafter provided, neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. The Sub-Agent may, without further consent on the part of State Street or the Fund, subcontract for the performance hereof with third parties, or subsidiaries or other affiliates of the Sub-Agent; provided, however, that the Sub-Agent shall be as fully responsible to State Street and the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractor.

6. Amendment. This Agreement may not be amended or modified in any manner except by a written instrument executed by the parties.

7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the entire Agreement among the parties hereto and supersede any prior oral or written Agreement with respect to the subject matter hereof, except the Fund Agreement.

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8. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed given if delivered or mailed by registered mail, postage prepaid, (a) to the Sub-Agent at 901 East Byrd Street, Richmond, Virginia 23219 , (b) to State Street at 225 Franklin Street, Boston, Massachusetts 02110, and (c) to the Fund at 901 East Byrd Street, Richmond, Virginia 23219.

9. Beneficiaries. The Distributor shall be a third-party beneficiary of this Agreement and the Sub-Agent hereby acknowledges that the Distributor is relying thereupon in respect of State Street's entering into this Agreement. The Distributor shall be entitled to enforce against the Sub-Agent any obligations of the Sub-Agent in respect of it as if the Distributor were a party hereto.

                                      -7-
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers thereunto duly authorized as of the date first above written.

                                    STATE STREET BANK AND
                                      AND TRUST COMPANY


                                    By:____________________________
                                         Title:


                                    AMERICA'S UTILITY FUND
                                      SERVICE COMPANY


                                    By: /s/ Glenna G. Bryant
                                       -----------------------------
                                         Title:  President

                                    AMERICA'S UTILITY FUND, INC.



                                    By:  /s/ Linwood R. Robertson
                                        ------------------------------
                                          Title:  President

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